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Exhibit 23.1

ACCOUNTANTS' CONSENT

To:	The Board of Directors TransCanada PipeLines Limited

 We consent to the use of our report dated February 28, 2005, except as to note 23 of the revised consolidated financial statements which is as of July 28, 2005, on the consolidated balance sheets of TransCanada PipeLines Limited (the "Company") as at December 31, 2004 and 2003 and the statements of consolidated income, consolidated retained earnings, and consolidated cash flows for each of the years in the three-year period ended December 31, 2004 and our Comments for U.S. Readers on Canada — U.S. Reporting Difference, dated February 28, 2005, except as to note 23 of the revised consolidated financial statements which is as of July 28, 2005, both of which are incorporated by reference in this Annual Report on Form 40-F of the Company for the year ended December 31, 2004.

 We also consent to incorporation by reference of our report and Comments for U.S. Readers on Canada — U.S. Reporting Difference in the Amendment No. 1 on Form F-9 dated December 21, 2004 to the Registration Statement (No. 333-121265) on Form F-9 dated December 15, 2004 of TransCanada PipeLines Limited.

Chartered Accountants

Calgary, Canada

February 28, 2005, except
as to note 23 which is
as of July 28, 2005

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ACCOUNTANTS' CONSENT